UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2006

CIRCOR INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

DELAWARE	001-14962	04-3477276
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

25 CORPORATE DRIVE, SUITE 130

BURLINGTON, MASSACHUSETTS 01803-4238

(Address of principal executive offices) (Zip Code)

(781) 270-1200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 6, 2006, CIRCOR International, Inc. (the “Company”) entered into and consummated an agreement (the “Agreement”) whereby the Company acquired the entire equity interest of the Hale Hamilton group of companies, headquartered in Uxbridge, England (the “Hale Hamilton Group”). The principal operating companies within the Hale Hamilton Group are Hale Hamilton Valves Limited and Cambridge Fluid Systems Limited. Material terms of the Agreement include the following:

Parties to the Agreement

Principal Sellers:	Various trusts established for the benefit of the family members of JD Hamilton, the original founder of Hale Hamilton Valves Limited. These trusts collectively owned approximately 87% of the equity of the Hale Hamilton Group.

Minority Seller:	Kleinwort Capital Trust Plc. This financial investor owned approximately 13% of the equity of the Hale Hamilton Group.

Buyer:	Howitzer Acquisition Limited, a UK limited liability company established by the Company for purposes of effecting the transaction.

Guarantor:	CIRCOR International, Inc., for purposes of guarantying the obligations of Howitzer Acquisition Limited under the Agreement.

Purchase Price and Method of Payment

The Company paid £28.5 million or approximately $51 million for the Hale Hamilton Group. The purchase price was paid entirely in cash and was financed from unsecured loans made by the Company under its existing revolving line of credit agreement with various lenders including KeyBank National Association and Bank of America N.A. The Agreement provides for a post-closing adjustment in the Company’s favor to the purchase price to the extent that the Completion Net Worth (as defined in the Agreement) of the Hale Hamilton Group is less than £7,075,000. In this regard, the Company anticipates that the amount of any such adjustment will not be significant.

Representations and Warranties

The Agreement contains customary representations and warranties by the principal sellers of the Hale Hamilton Group with regard to the Hale Hamilton Group’s business and financial condition for time periods prior to the consummation of the transaction.

Indemnification

The Agreement provides for the principal sellers to indemnify the Company and the Hale Hamilton Group with respect to any damages incurred as a result of a breach by the principal sellers of their representations and warranties. In addition, to the extent not otherwise covered by applicable insurance, the principal sellers are also obligated to indemnify the Company and the Hale Hamilton Group with respect to any liabilities pertaining to (i) environmental conditions existing at the time of closing and (ii) defective product sold prior

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to closing. The principal sellers also assume responsibility for any tax obligations for periods prior to consummation of the transaction.

Limitations on Indemnification

The Agreement does contain certain limitations on the Company’s entitlement to indemnification by the principal sellers, including the following:

•	a two-year limitation on all claims other than tax-related claims;
•	a four-year limitation with respect to tax-related claims;
•	an overall cap on indemnification equal to 40% of the purchase price with regard to claims made on or before March 15, 2007 and 20% of the purchase price thereafter;
•	a cap of £1 million with respect to tax claims made more than two but less than four years after the closing;
•	for claims made on account of a breach of representations and warranties (other than environmental, defective product and tax matters), the aggregate value of such claims must exceed £200,000 in order for the Company to seek indemnification for such claims; however, once this threshold is met, the Company is entitled to full indemnification including such threshold amount.

Escrow

To secure payment of any post closing purchase price adjustment as well as any indemnification claims under the Agreement, £5.7 million or approximately $10.2 million of the purchase price was placed in an interest bearing escrow account under the joint control of the sellers’ and the Company’s UK attorneys. Under the terms of the escrow arrangement, any claims by the Company and the Hale Hamilton Group for indemnification shall be first paid out of the escrow account before recourse is had against the principal sellers. The escrow account remains in place for a period of two years following the closing such that, at the conclusion of such two-year period, any amounts remaining in the escrow account (net of the value of any claims that, at that time, may have been made but unresolved) shall be disbursed to the sellers.

Item 2.01	Completion of Acquisition or Disposition of Assets

On February 6, 2006, the Company entered into and consummated an agreement (the “Agreement”) whereby the Company acquired the entire equity interest of the Hale Hamilton group of companies, headquartered in Uxbridge, England (the “Hale Hamilton Group”). The principal operating companies within the Hale Hamilton Group are Hale Hamilton Valves Limited and Cambridge Fluid Systems Limited. For a description of the material terms of the Agreement, please see Item 1.01 above.

Item 7.01	Regulation FD Disclosure

On February 6, 2006, the Company issued a press release regarding its acquisition of Hale Hamilton Valves Limited and its subsidiary, Cambridge Fluid Systems, located in Uxbridge,

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England, for approximately $51 million. A copy of this press release is attached as Exhibit 99.1 hereto.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibit No.	Description

	99.1	Press release dated February 6th, 2006

The information in Item 7.01 of this form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference into any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by special reference in such filing.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 10, 2006	CIRCOR INTERNATIONAL, INC.

	By:	/s/ Kenneth W. Smith
Kenneth W. Smith Senior Vice President, Chief Financial Officer and Treasurer

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